UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 19, 2007

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	Not applicable
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2007, the Board of Directors of MF Global Ltd. (the “Company”) increased the number of directors from five to eight and appointed Ms. Eileen S. Fusco, Mr. Robert S. Sloan and Mr. Lawrence M. Schloss as members of the Board. The terms of the new directors, like those of the existing directors, will expire at the time of the next annual general meeting. The Board also determined that each of the new directors is “independent” under the listing standards of the New York Stock Exchange, bringing the total number of “independent” directors to four. The new directors are described in the Company’s press release referenced in Item 7.01 below.

Mr. Kevin R. Davis (Chief Executive Officer), Ms. Alison J. Carnwath, Mr. Christopher J.R. Smith (Chief Operating Officer and Deputy Chief Executive Officer), Ms. Amy S. Butte (Chief Financial Officer) and Mr. Edward L. Goldberg continue to serve as directors. Ms. Carnwath continues to serve as the Non-Executive Chairman of the Board.

The Board also modified the composition of several Board committees. The Audit Committee, which previously comprised Ms. Carnwath, Mr. Goldberg and Mr. Smith, now comprises Ms. Carnwath, Ms. Fusco and Mr. Goldberg. The Board designated Ms. Fusco as a “financial expert” under SEC rules and she will replace Ms. Carnwath as chairman of the Audit Committee at the end of the current fiscal year.

The Compensation Committee, which previously comprised Ms. Carnwath and Mr. Goldberg, now comprises Ms. Carnwath, Mr. Schloss and Mr. Sloan. Mr. Schloss will replace Ms. Carnwath as chairman of the Compensation Committee at the end of the current fiscal year.

The Nominating and Corporate Governance Committee, which previously comprised Ms. Carnwath and Mr. Goldberg, now comprises Ms. Carnwath, Mr. Schloss and Mr. Goldberg. Ms. Carnwath will continue to serve as chairman of the Nominating and Corporate Governance Committee.

As a result of these changes, directors whom the Board has determined to be “independent” under NYSE listing standards now comprise a majority of each of these three committees.

Each of the three new directors will receive an annual director fee of $250,000, which will be payable quarterly in arrears following each fiscal quarter of service as a director (beginning with the quarter ending December 3 1, 2007). The Board permitted each new director to elect in advance to receive all or any portion of the annual fee for the first year of service in the form of restricted common shares to be issued under the Company’s 2007 Long Term Incentive Plan at a price per share of $26.67 (the closing price on the NYSE on September 18, 2007, the day prior to the appointment date). Each restricted share award will vest quarterly in arrears in four equal installments on the same dates that the cash portion of the annual fee is to be paid. With regard to the annual director fee for the first year of service, Ms. Fusco has elected to receive $0 in cash and $250,000 in shares (9,373 shares in total). Mr. Schloss has elected to receive $0 in cash and $250,000 in shares (9,373 shares in total) and Mr. Sloan has elected to receive $187,500 in cash and $62,500 in shares (2,343 shares in total). Further information regarding the restricted share awards is found in the form of restricted share award agreement that has been filed as Exhibit 10.37 to the Company’s Registration Statement on Form F-1 (File No. 333-143395) and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On September 19, 2007, the Company announced that it had elected Ms. Fusco, Mr. Sloan and Mr. Schloss to the Board. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a) None.

(b) None.

(c) None.

(d) Exhibit 99.1: Press Release dated September 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: September 19, 2007	By:	/s/ Howard Schneider
Howard Schneider
General Counsel